Exhibit 10.3

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 3rd day of April, 2023 (the “Effective Date”), by and among StepStone Group Private Debt LLC, a Delaware limited liability company (the “Adviser”), StepStone Group Europe Alternative Investments Limited, an Irish private limited company (the “Sub-Adviser”), and StepStone Private Credit Fund LLC, a Delaware limited liability company (the “Fund”).

1.	Duties of the Sub-Adviser.

(a) The Adviser hereby appoints the Sub-Adviser to act as a non-discretionary investment sub-adviser by providing investment advice and services, as described below, to the Adviser in regard to the Adviser’s management of the Fund, subject to the broad supervision of the Adviser and the Fund, for the period and on the terms and conditions set forth in this Agreement. The Sub-Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Sub-Adviser and its affiliates shall for all purposes herein each be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. The Sub-Adviser shall be responsible for providing ongoing investment advice and services to the Adviser in respect of the Fund’s investments, including, but not limited to:

(i)	providing investment recommendations in respect of the Fund’s Underlying Funds Strategy (as defined in the Fund’s confidential private placement memorandum (as may be amended or otherwise modified from time to time, the “Memorandum”));

(ii)	providing allocation recommendations and deploying commitment and over-commitment models and strategies in respect of the Fund’s Lending Strategy (as defined in the Memorandum);

(iii)	identifying and managing portfolio risk through tracking commitments, capital calls, distribution variations, and valuations, among other factors;

(iv)	identifying investment opportunities resulting from fundamental financial analysis and initial due diligence performed on investments (actual or contemplated); and

(v)	tracking and monitoring the continuing operations, management, financial condition and other pertinent details and information and conducting ongoing due diligence as to Fund allocations of assets in respect of the Fund’s Underlying Funds Strategy.

All of the foregoing is subject always to the restrictions of the Fund’s Limited Liability Company Agreement, as it may be amended and/or restated from time to time and as provided to the Sub-Adviser by the Adviser, the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and the statements relating to the Fund’s investment objective(s), investment policies and investment restrictions as the same are set forth in the Memorandum, as well as to the supervision of the Adviser and the Board of Directors of the Fund (the “Board”).

(b) The Sub-Adviser will not hold money on behalf of the Adviser or the Fund, nor will the Sub-Adviser be the registered holder of the registered investments of the Adviser or the Fund or be the custodian of documents or other evidence of title.

(c) Unless otherwise instructed by the Adviser or the Board, the Sub-Adviser shall not have the power, discretion or responsibility to execute subscriptions or other documentation effecting investments for the Fund, or to place orders for other securities transactions on behalf of the Fund. Instead, the Adviser will exercise such discretion as to subscriptions, investments and other trading activity necessary to implement the Fund’s investment program strategy. The Sub-Adviser will use its best efforts to cooperate with the Adviser in support of efforts to implement the Fund’s investment program.

(d) The Sub-Adviser may, where reasonable, employ agents (including affiliates) to perform any administrative, dealing or ancillary services required to enable the Sub-Adviser to perform its services under this Agreement.

2. Authorization and Client Categorization

(a) The Sub-Adviser is authorized and regulated by the Central Bank of Ireland of New Wapping Street, North Wall Quay, Dublin 1, D01 F7X3, Ireland as an alternative investment fund manager pursuant to Part 2 of the AIFM Regulations and it is further authorized to provide the services contemplated hereby.

(b) The Fund and the Adviser agree that the Sub-Adviser will treat them as a Professional Client within the meaning of Directive 2014/65/EU on markets in financial instruments (“MiFID II” and together with the European Union (Markets in Financial Instruments) Regulations 2017 and Regulation 2017/565/EU, “MiFID”).

(c) As a Professional Client, the Sub-Adviser shall not be required to provide reporting in respect of the Fund as described under Article 50 of Regulation 2017/565/EU.

3. Allocation of Charges and Expenses. Subject to the terms of the administration agreement between the Fund and the Adviser, as applicable, the Sub-Adviser assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, furnishings, equipment and personnel required by it to perform the services described under Section 1 hereof. To the extent the Sub-Adviser pays any fees or incurs any out-of-pocket expenses which are an obligation of the Fund, the Sub-Adviser shall be reimbursed by the Adviser. The Adviser will recoup, from the assets of the Fund, all such fees and out-of-pocket expenses incurred by the Sub-Adviser on behalf of the Fund.

4. Compensation of the Sub-Adviser. For the services rendered, the facilities furnished and expenses assumed by the Sub-Adviser, the Adviser will pay the Sub-Adviser (a) 20% of the Base Management Fee (as defined in the Advisory Agreement (defined below)) received by the Adviser each month pursuant to the investment advisory agreement by and between the Adviser and the Fund (as may be amended or otherwise modified from time to time, the “Advisory Agreement”), (b) 20% of the Income Incentive Fee (as defined in the Advisory Agreement) received by the Adviser pursuant to the Advisory Agreement each quarter, and (c) 20% of the Capital-Gains Based Incentive Fee (as defined in the Advisory Agreement) received by the Adviser pursuant to the Advisory Agreement each year, in each case, net of any waiver by the Adviser of any portion of the Base Management Fee, Income Incentive Fee or Capital Gains-Based Incentive Fee. Each fee shall be payable by the Adviser to the Sub-Adviser within three business days of the date that the Adviser receives its Base Management Fee, Income Incentive Fee or Capital Gains-Based Incentive Fee, as applicable, from the Fund. The Sub-Adviser may agree to temporarily or permanently waive, in whole or in part, the fees due to it from the Adviser under this Section 4.

5. Commissions and Third-Party Research

(a) In the course of providing services in respect of the Fund, the Sub-Adviser may pay a fee or commission or a non-monetary benefit to any other person, where the payment or benefit is designed to enhance the quality of the relevant service to the Fund and does not impair compliance with the Sub-Adviser’s duty to act honestly, fairly and professionally in accordance with the best interests of the Fund. The Sub-Adviser may also receive minor non-monetary benefits from another person, which may include information or materials relating to a financial instrument or investment service, participation in conferences and training events relating to the benefits and features of a specific financial instrument, hospitality of a de minimis amount and such other non-monetary benefits as are permissible under MiFID.

(b) If the Sub-Adviser has, or enters into, any such arrangements it will provide information to the Adviser and the Fund on those arrangements as required by MiFID, which shall include the amount of the payment or benefit, calculated using such method as the Sub-Adviser considers appropriate from time to time.

(c) the Sub-Adviser may receive research from brokers or a third-party research provider (“Third Party Research”). The Sub-Adviser currently intends to pay for the costs of Third Party Research, out of its own resources. In the event that the Sub-Adviser seeks to attribute the costs of research to the Fund, it shall agree a research budget with the Fund in advance and the Sub-Adviser shall comply with its obligations in respect of such matters in accordance with relevant requirements of MiFID and other applicable law.

(d) Unless so specified in this Agreement, the Sub-Adviser shall not be liable to account to the Fund or the Adviser for any profit, commission or remuneration made or received (whether from any client or otherwise) by the Sub-Adviser by reason of any transaction undertaken with the Fund; provided that the Sub-Adviser shall only receive such profits, commissions or remunerations or engage in such transactions to the extent permitted under the 1940 Act and shall disclose the existence of such to the Fund.

6. Liability of Sub-Adviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Sub-Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Sub-Adviser shall not be subject to any liability whatsoever to the Fund, or to any member/unitholder of the Fund for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

7. Indemnification.

(a) To the fullest extent permitted by law, the Fund shall, subject to this Section 7, indemnify the Sub-Adviser (including for this purpose each officer, director, shareholder, partner, owner, member, manager, principal, employee or agent of or any person who controls, is controlled by or is under common control with, the Sub-Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Sub-Adviser, being referred to as a “Sub-Adviser indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising from any act or omission by reason of being or having been Sub-Adviser to the Fund, or in connection with the Fund’s business, affairs or assets, or the past or present performance of services to the Fund in accordance with this Agreement by the Sub-Adviser indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the Sub-Adviser indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Sub-Adviser’s duties or obligations under this Agreement or otherwise as Sub-Adviser of the Fund. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the Sub-Adviser indemnitee may be or may have been involved as a party or otherwise, or with which such Sub-Adviser indemnitee may be or may have been threatened, during the duration of this Agreement or thereafter. The rights of indemnification provided under this Section 7 are not to be construed so as to provide for indemnification of a Sub-Adviser indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 7.

(b) Expenses, including counsel fees and expenses, incurred by any Sub-Adviser indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the Sub-Adviser indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under this Section 7, so long as: (i) the Sub-Adviser indemnitee provides security for the undertaking; (ii) the Fund is insured by or on behalf of the Sub-Adviser indemnitee against losses arising by reason of the Sub-Adviser indemnitee’s failure to fulfill his, her or its undertaking; or (iii) a majority of the directors of the Board (each, a “Director,” and collectively, the “Directors”) who are not interested persons of the Fund (“Independent Directors”) (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the Sub-Adviser indemnitee ultimately shall be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that a Sub-Adviser indemnitee is liable to the Fund or its members/unitholders by reason of willful misfeasance, bad faith, gross negligence, reckless disregard of the Sub-Adviser’s duties or obligations under this Agreement or otherwise as Sub-Adviser of the Fund, indemnification shall be provided in accordance with this Section 7 if (i) approved as in the best interests of the Fund by a majority of the Independent Directors (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the Sub-Adviser indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the Sub-Adviser indemnitee is not liable to the Fund or its members/unitholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties or obligations under this Agreement or otherwise as Sub-Adviser of the Fund or as a result of the Sub-Adviser’s breach of this Agreement, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the Sub-Adviser indemnitee against any liability to the Fund or its members/unitholders to which the Sub-Adviser indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Sub-Adviser’s duties or obligations under this Agreement or otherwise as Sub-Adviser of the Fund.

(d) Any indemnification or advancement of expenses made in accordance with this Section 7 shall not prevent the recovery from any Sub-Adviser indemnitee of any amount if the Sub-Adviser indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its members/unitholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Sub-Adviser’s duties or obligations under this Agreement or otherwise as Sub-Adviser of the Fund. In any suit brought by a Sub-Adviser indemnitee to enforce a right to indemnification under this Section 7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 7 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the Sub-Adviser indemnitee has not met the applicable standard of conduct described in this Section 7. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 7, the burden of proving that the Sub-Adviser indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 7 shall be on the Fund (or on any member/unitholder of the Fund acting derivatively or otherwise on behalf of the Fund or its members/unitholders).

(e) A Sub-Adviser indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no member/unitholder of the Fund shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section 7 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Sub-Adviser or any indemnitee.

8. Status of the Sub-Adviser. The Sub-Adviser shall, for all purposes herein, be deemed to be an independent contractor. The services of the Sub-Adviser to the Fund are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others. Nothing in this Agreement shall limit or restrict the right of any director, officer, owner, member, manager, partner or employee of the Sub-Adviser or its affiliates, who also may be a director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

9. Advice and Suitability.

(a) Any investment advice provided by the Sub-Adviser to the Adviser in respect of the Fund will be restricted advice and not provided on an independent basis. The Sub-Adviser may provide advice on a range of financial instruments, having regard to the Fund’s investment objectives. Such financial instruments may include, but will not be limited to, products issued or sponsored by the Sub-Adviser, an associate or another client of the Sub-Adviser or another entity with which the Sub-Adviser has close links or a legal or economic relationship. Any advice given to the Adviser in respect of the Fund may be given in such a manner as the Sub-Adviser deems appropriate or as may be agreed in writing with the Adviser pursuant to this Agreement. The Sub-Adviser will not provide a periodic assessment of the suitability of any financial instruments recommended for the Fund.

(b) The Fund and the Adviser agrees to provide the Sub-Adviser with such information as the Sub-Adviser may from time-to-time request in order to enable the Sub-Adviser to undertake an assessment of the suitability of services and instruments for the Fund. The Fund and the Adviser acknowledge that this suitability assessment is undertaken by the Sub-Adviser in order to enable the Sub-Adviser to act in the Fund’s best interests. The Fund and the Adviser acknowledge that if either provides insufficient information regarding its knowledge and experience the Sub-Adviser will not be in a position to determine whether a service or instrument is appropriate for the Fund. As the Adviser is categorised as a professional client it is considered that the Adviser has the experience, knowledge and expertise to make the investment decisions and properly assess the risks that is incurred in respect of the Fund.

10. Risks Associated with Investment Advice. All forms of investment which may be recommended by the Sub-Adviser involve risk. The value of investments and the income derived from them can fall as well as rise and is not guaranteed. The Sub-Adviser makes no representation or warranty as to the performance of the Fund or that the investments recommended for the Fund will be profitable. The Fund, the Adviser and its professional tax advisers remain responsible for the decisions to acquire any investments and for the management of its affairs for tax purposes. The attention of the Fund is drawn to the risk factors set out in Memorandum.

11. Potential Conflicts of Interest and Disclosure.

(a) It is understood by the Fund that the Sub-Adviser and its officers and affiliates may serve as non-discretionary and discretionary investment managers for other clients, and nothing in this Agreement shall in any way be deemed to restrict the right of the Sub-Adviser and its officers and affiliates to perform such investment management or investment advisory or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund or the Adviser.

(b) The Sub-Adviser has a conflicts-of-interests policy (the “Conflicts Policy”) in place pursuant to which it will take all appropriate steps to identify and to prevent or manage conflicts of interest during the course of providing investment advisory or ancillary services in respect of the Fund in accordance with the requirements of MiFID. A copy of the Conflicts Policy has been provided to the Adviser. Unless otherwise required under the 1940 Act or the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Adviser is under no obligation to disclose that it or any of its personnel or other connected persons have a material interest in a particular transaction with or for the Fund or that in a particular circumstance a conflict of interest or duty may exist, where the Sub-Adviser has managed such conflicts to ensure, with reasonable confidence, that risks of damage to the Fund’s interests will be prevented. For the avoidance of doubt and in accordance with the Sub-Adviser’s Conflicts Policy, where the Sub-Adviser determines that its organizational or administrative arrangements to prevent conflicts of interest from adversely affecting the interest of the Fund are not sufficient to ensure, with reasonable confidence, that risks of damage to the Fund’s interests will be prevented, the Sub-Adviser will clearly disclose to the Adviser the general nature and/or sources of conflicts of interest and the steps taken to mitigate those risks. The Sub-Adviser shall provide details of any material amendments to the Conflicts Policy as soon as practicable following such change.

(c) Subject to the requirements of and limitations under the 1940 Act and the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Adviser may recommend transactions in which, or provide services in circumstances where, the Sub-Adviser has, directly or indirectly, a material interest or a relationship of any description with another party and which may involve a potential conflict with the Sub-Adviser’s duties to the Adviser in respect of the Fund. Subject to the requirements of and limitations under the 1940 Act and Advisers Act, the Sub-Adviser shall not be liable to account to the Fund or the Adviser for any profit, commission or any connected transactions and the Sub-Adviser’s fees shall not, unless otherwise provided, be abated thereby.

(d) In addition to the circumstances listed above, potential conflicting interests or duties may arise because, for example:

(i)	the Sub-Adviser undertakes investment business for other clients;

(ii)	any of the Sub-Adviser’s directors, members or employees is a director of, holds or deals in securities of, provides services to, or is otherwise interested in, any company whose securities are held or dealt in on behalf of the Fund;

(iii)	a transaction is in securities issued by a client;

(iv)	the Sub-Adviser may recommend transactions to the Adviser for the Fund which it has also recommended to other clients. In addition, the Sub-Adviser may make recommendations to the Adviser that it has not made to other clients; or

(v)	The Sub-Adviser may have regard, in providing investment advice, to the relative performance of other clients in respect of which it provides advisory services.

12. Duration and Termination of this Agreement. This Agreement will become effective as of the Effective Date and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually by (a) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Independent Directors, in accordance with the requirements of the 1940 Act, or as otherwise permitted under Section 15 of the 1940 Act; provided, however, that if the members/unitholders of the Fund fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules thereunder. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Sub-Adviser. This Agreement may be terminated by the Sub-Adviser at any time, without the payment of any penalty, upon 120 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment.

13. Confidentiality. Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Fund, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, the administrator, and such persons as the Adviser may designate in connection with the Fund.

14. Communication and Documentation.

(a) The Adviser and the Fund each acknowledges that the Sub-Adviser may make reports and other communications available in electronic form, such as email, or by posting on a secure web site (with notification of the posting by email). The Fund and the Adviser each hereby consents to receive deliveries of reports and other communications from the Sub-Adviser (including annual and other updates of Sub-Adviser’s policies and procedures) exclusively in electronic form (without separate mailing of paper copies), except to the extent the Fund and/or the Adviser notifies the Sub-Adviser in writing that it does not consent.

(b) The Sub-Adviser shall provide the Adviser with such reports at such frequency as the Adviser and the Sub-Adviser may reasonably agree from time to time.

(c) The Sub-Adviser will report to the Adviser periodically, and in any event no less than annually, regarding the fees and costs arising to the Adviser and/or the Fund under this Agreement.

(d) The Adviser acknowledges and agrees that the reporting of costs and charges as required under Article 50 of Regulation 2017/565/EU will be satisfied by the disclosures included in Sections 3 to 6 regarding the services provided, and (ii) the Memorandum in respect of any relevant financial instruments.

(e) Instructions from the Adviser shall be acknowledged by the Sub-Adviser acting upon them unless the Adviser is advised that Sub-Adviser believes such compliance is in breach of this Agreement, may not be practicable or may cause a party to be in contravention of any law, rule or regulation.

(f) Each of the Adviser and the Fund agrees that communications with the Sub-Adviser, and documents and other information sent to the Adviser and/or the Fund, will be in English, or such other language as may be agreed between the parties from time to time.

(g) Communication to the Sub-Adviser may be made in writing to the attention of David Allen at: StepStone Group Europe Alternative Investments Limited, Newmount House, 22-24 Lower Mount Street, Dublin 2, Ireland or david.allen@stepstonegroup.com.

15.	Data Protection.

(a) In the course of providing the services under this Agreement, the Sub-Adviser may process personal data (as defined under the General Data Protection Regulation (the “GDPR”) (Regulation (EU) 2016/679)) (“Personal Data”). Each party shall at all times conduct their duties hereunder in compliance with the GDPR and other applicable legislation relating to data protection and privacy including (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), and (b) any other similar national privacy law, (together with the GDPR, the “Data Protection Legislation”).

(b) The parties hereto acknowledge that each of them is a separate and independent data controller. Personal Data obtained in respect of providing the services under this Agreement may be processed by the Sub-Adviser and its service providers and its or their agents and any of their respective related, associated or affiliated companies:

(i)	for the purpose of, or in connection with the provision of the services under this Agreement;

(ii)	to carry out statistical analysis and market research;

(iii)	to comply with legal and regulatory requirements applicable to the Sub-Adviser or any service providers to the Sub-Adviser;

(iv)	for customer relationship management;

(v)	for legitimate business interests of the Sub-Adviser; and

(vi)	for any other specific purpose that the Sub-Adviser may notify to the Adviser or the Fund from time to time.

(c) The Sub-Adviser shall retain Personal Data for so long as the Sub-Adviser provides the services under this Agreement and for such longer period as may be required in order to comply with any applicable laws or regulations or any order or direction of a court, arbitrator or tribunal of competent jurisdiction applicable to the Sub-Adviser or any of its service providers.

(d) Each of the Fund and the Adviser will make commercially reasonable efforts to ensure that any Personal Data provided to the Sub-Adviser by, or on behalf of, the Fund or the Adviser (as applicable) has been collected lawfully, fairly and in a transparent manner so as to enable such Personal Data to be lawfully processed by the Sub-Adviser for the purposes outlined in Section 15(b). Upon request of the Sub-Adviser, the Fund and/or the Adviser (as applicable) shall provide reasonable assistance to the Sub-Adviser in providing a copy of the Sub-Adviser’s privacy notice (as may be provided to the Fund and/or the Adviser from time to time) to the relevant data subjects.

(e) Save where transferring Personal Data to the Fund and/or the Adviser or to the party from which it was originally received, the Sub-Adviser shall not transfer Personal Data to countries outside the European Economic Area (“EEA”) unless there is a lawful basis for such transfer and provided that:

(i)	the transfer is made on the basis of an adequacy decision of the European Commission with respect to the protection of Personal Data; or

(ii)	the transfer is made on the basis of appropriate safeguards or derogations listed by and subject to the provisions of Data Protection Legislation.

(f) The parties hereto agree to provide reasonable assistance as is necessary to each other:

(i)	to enable them to comply with any data subjects’ rights requests under Articles 15 to 21 of the GDPR (or equivalent rights under other Data Protection Legislation) and to respond to any other queries or complaints from data subjects relating to this Agreement; and

(ii)	in respect of any personal data breach (as defined in the Data Protection Legislation) relating to this Agreement including informing the others of any personal data breach in relation to Personal Data as soon as reasonably practicable upon becoming aware of such a breach.

16. Complaints. All formal complaints should in the first instance be made in writing to the Sub-Adviser at Newmount House, 22-24 Lower Mount Street, Dublin 2, Ireland for the attention of Fergal Rafter. The Sub-Adviser has in operation a written complaints policy and procedure for the effective consideration and prompt and proper handling of complaints received from clients. Information about the complaints management policy and contact details of the complaints management function shall be provided by the Sub-Adviser to the Adviser and/or the Fund on request.

17. Amendments to this Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of the Independent Directors who are not parties to this Agreement or interested persons of any such party, in accordance with the requirements of the 1940 Act, or as otherwise permitted under Section 15 of the 1940 Act, and (b) by vote of a majority of the outstanding voting securities of the Fund.

18. Definitions of Certain Terms. The terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated” or “affiliated person” and “interested person” used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

19. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

StepStone Group Private Debt LLC

By:	/s/ Ariel Goldblatt
Name:	Ariel Goldblatt
Title:	Partner

By:	/s/ Joseph Cambareri
Name:	Joseph Cambareri
Title:	COO

StepStone Group Europe Alternative Investments Limited

By:	/s/ David Allen
Name:	David Allen
Title:	Chief Executive Officer, Authorized Signatory

StepStone Private Credit Fund LLC

By:	/s/ Joseph Cambareri
Name:	Joseph Cambareri
Title:	Chief Financial Officer